                                                                    Exhibit 2.5

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Ralston Resorts, Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in stockholder's equity and cash flows present fairly, in all material respects, the financial position of Ralston Resorts, Inc. and its subsidiaries at September 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 1 to the consolidated financial statements, the Company and its parent have entered into an agreement to sell the Company.

Price Waterhouse LLP
Denver, Colorado
October 31, 1996

                     RALSTON RESORTS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                SEPTEMBER 30,
                                                              -----------------
                                                                1995     1996
                                                              -------- --------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................. $    813 $  1,274
  Accounts receivable, net...................................    5,359    6,325
  Inventories................................................    2,685    3,820
  Deferred income taxes......................................      157      111
  Prepaid expenses...........................................      304      680
                                                              -------- --------
    Total current assets.....................................    9,318   12,210
Property and equipment, net..................................  128,662  131,000
Goodwill and intangibles, net................................   37,929   36,177
Land held for development....................................   27,684   28,788
Investments in joint ventures................................   22,325   22,564
Other noncurrent assets......................................      322      271
                                                              -------- --------
    Total assets............................................. $226,240 $231,010
                                                              ======== ========
            LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable........................................... $  8,454 $ 11,535
  Accrued expenses...........................................    5,950    5,912
  Line of credit.............................................      --   140,032
  Current portion of long-term debt..........................    1,757    1,774
                                                              -------- --------
    Total current liabilities................................   16,161  159,253
Long-term debt...............................................  128,296   26,522
Deferred income taxes........................................   12,473   12,294
Other noncurrent liabilities.................................    2,277    1,998
                                                              -------- --------
    Total liabilities........................................  159,207  200,067
Commitments and contingencies (Note 14)
Stockholder's Equity:
Common stock, stated value of $10 per share,
 100 shares authorized, issued and outstanding...............        1        1
Additional paid-in capital...................................   59,986   16,024
Retained earnings............................................    7,046   14,918
                                                              -------- --------
    Total stockholder's equity...............................   67,033   30,943
                                                              -------- --------
    Total liabilities and stockholder's equity............... $226,240 $231,010
                                                              ======== ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     RALSTON RESORTS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                  YEAR ENDED SEPTEMBER 30,
                                                 ----------------------------
                                                   1994      1995      1996
                                                 --------  --------  --------
REVENUES
  Resort........................................ $127,676  $125,816  $135,750
  Real Estate...................................    4,979     1,778       914
                                                 --------  --------  --------
                                                  132,655   127,594   136,664
Resort operating expenses.......................  (77,404)  (77,600)  (79,441)
Real estate operating expenses and cost of
 sales..........................................   (3,837)   (1,040)      --
Selling, general and administrative expenses....  (16,978)  (17,246)  (18,547)
Depreciation....................................  (12,114)  (12,824)  (13,544)
Amortization....................................   (2,113)   (2,124)   (2,236)
                                                 --------  --------  --------
Earnings before interest and taxes..............   20,209    16,760    22,896
Interest expense................................   (5,087)   (9,686)   (9,200)
                                                 --------  --------  --------
Income before income taxes......................   15,122     7,074    13,696
Income taxes....................................   (6,199)   (3,147)   (5,824)
                                                 --------  --------  --------
Net income...................................... $  8,923  $  3,927  $  7,872
                                                 ========  ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                     RALSTON RESORTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                  ADDITIONAL
                                           COMMON  PAID-IN   RETAINED
                                           STOCK   CAPITAL   EARNINGS   TOTAL
                                           ------ ---------- --------  --------
Balance at September 30, 1993.............  $ 1    $136,542  $ 41,934  $178,477
Net income................................                      8,923     8,923
Dividends to Parent.......................                    (47,738)  (47,738)
Net transactions with Parent..............          (67,875)            (67,875)
                                            ---    --------  --------  --------
Balance at September 30, 1994.............    1      68,667     3,119    71,787
Net income................................                      3,927     3,927
Net transactions with Parent..............           (8,681)             (8,681)
                                            ---    --------  --------  --------
Balance at September 30, 1995.............    1      59,986     7,046    67,033
Net income................................                      7,872     7,872
Net transactions with Parent..............          (43,962)            (43,962)
                                            ---    --------  --------  --------
Balance at September 30, 1996.............  $ 1    $ 16,024  $ 14,918  $ 30,943
                                            ===    ========  ========  ========



  The accompanying notes are an integral part of these consolidated financial statements.

                     RALSTON RESORTS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  YEAR ENDED SEPTEMBER 30,
                                                 -----------------------------
                                                   1994      1995      1996
                                                 --------  --------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.....................................  $  8,923  $  3,927  $   7,872
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation..................................    12,114    12,824     13,544
 Amortization..................................     2,113     2,124      2,236
 Equity in earnings of joint ventures..........       (36)     (217)      (914)
 Deferred income taxes.........................     1,559       935       (133)
 Changes in assets and liabilities used in op-
  erations
   Increase in accounts receivable.............      (846)   (1,546)      (966)
   Increase in inventories.....................      (280)       (1)    (1,135)
   Decrease (increase) in prepaid expenses.....       918        98       (376)
   Decrease (increase) in land held for devel-
    opment.....................................    (2,712)    2,090     (1,104)
   Increase (decrease) in accounts payable.....     1,296    (1,178)     3,081
   Increase (decrease) in accrued expenses.....      (414)      216        (38)
   Other, net..................................       807    (1,730)       554
                                                 --------  --------  ---------
     Net cash provided by operating activi-
      ties.....................................    23,442    17,542     22,621
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment............   (10,396)  (11,011)   (17,761)
Distributions from (investments in) joint ven-
 tures, net....................................    (1,681)     (550)       675
Additions to goodwill and intangibles..........       (83)     (358)      (484)
                                                 --------  --------  ---------
     Net cash used by investing activities.....   (12,160)  (11,919)   (17,570)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt...........      (227)     (242)  (100,257)
Line of credit.................................       --        --     140,032
Net transactions with Parent...................   (12,848)   (5,788)   (44,365)
                                                 --------  --------  ---------
     Net cash used by financing activities.....   (13,075)   (6,030)    (4,590)
Net increase (decrease) in cash and cash equiv-
 alents........................................    (1,793)     (407)       461
Cash and cash equivalents, beginning of year...     3,013     1,220        813
                                                 --------  --------  ---------
Cash and cash equivalents, end of year.........  $  1,220  $    813  $   1,274
                                                 ========  ========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Interest paid..................................  $    173  $    158  $     143
NON-CASH TRANSACTIONS
Allocation of debt from Parent.................   100,000
Land contributed to joint venture with
 Intrawest.....................................    17,509
Noncash investments in joint ventures..........               1,946
Transfer of land from Parent...................                          1,065
Noncash dividend to Parent.....................    47,738
Debt payments made by Parent...................                          1,500

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                    RALSTON RESORTS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

 General

  Ralston Resorts, Inc. (the "Company") is a wholly owned subsidiary of Ralston Foods, Inc. ("Ralston Foods"). Ralston Foods is in turn a wholly owned subsidiary of Ralcorp Holdings, Inc. ("Ralcorp"), which is a publicly held company that was spun-off from Ralston Purina Company on March 31, 1994. Ralston Foods and Ralcorp are collectively referred to as the "Parent".

  The Company operates the Keystone Resort lodging and food and beverage operations and the Keystone, Breckenridge and Arapahoe Basin ski areas. All of the Company's operations are located in Colorado. The Company's revenue is earned primarily in December through March.

  On July 22, 1996, the Company and Ralston Foods entered into a stock purchase agreement with Vail Resorts, Inc. The agreement calls for Vail Resorts, Inc. to acquire all issued and outstanding shares of the Company's stock upon the closing date of the agreement in return for approximately 7,554,000 shares of Vail Resorts, Inc. common stock. Vail Resorts, Inc. will also assume debt of up to $165,000,000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in joint ventures are accounted for under the equity method. All significant intercompany transactions have been eliminated.

 Allocation of Common Costs

  Certain common costs, such as the salaries for certain corporate officers, accounting costs and legal fees are allocated to the Company based upon the Parent's estimate of time incurred specifically related to the Company's activities. Management believes that these allocations are reasonable.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment is stated at cost including certain internal costs directly associated with the acquisition and construction of such property and equipment. Depreciation is computed using the straight-line method over estimated useful lives as follows:

      Machinery, equipment, furniture and fixtures..................  3-20 years
      Ski lifts.....................................................    15 years
      Ski trails.................................................... 15-30 years
      Buildings.....................................................    30 years
      Land improvements............................................. 10-30 years

  Maintenance, repairs and minor renewals are expensed as incurred.

                    RALSTON RESORTS, INC. AND SUBSIDIARIES

 Inventories

  Inventories include primarily ski shop items and rentals, food and beverage, china and silver, and uniforms.

 Goodwill and Intangibles

  Goodwill and intangible assets are capitalized and amortized using the straight-line method over their estimated useful lives as follows:

      Goodwill..................................................... 15-25 years
      Forest service permits.......................................    37 years
      Trademarks...................................................    25 years
      Other intangibles............................................   1-5 years

 Fair Value of Financial Instruments

  The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, allocated Ralcorp debt, the line of credit and Clinton Ditch and Reservoir Company promissory notes approximate their fair value.

  The estimated fair value of the refunding revenue bonds and the National Australia Bank notes payable as of September 30, 1996 are presented below (in thousands):

                                                                       ESTIMATED
                                                              CARRYING   FAIR
                                                               AMOUNT    VALUE
                                                              -------- ---------
      Refunding revenue bonds................................ $23,360   $27,134
      National Australia Bank notes payable.................. $ 3,000   $ 3,227

  The fair value of the refunding revenue bonds was estimated by an independent third party. The fair value of the National Australia Bank notes payable was estimated by National Australia Bank.

 Impairment

  The Company regularly evaluates whether events or circumstances have occurred which might impair the recoverability of the carrying value of its long-lived assets, goodwill and other intangibles. In making such determination with respect to goodwill, the Company evaluates its historical and anticipated operating results, including future undiscounted cash flows. Management believes that there has been no material impairment of the Company's goodwill and other intangibles.

 Income Taxes

  The Company is included in the consolidated income tax returns of Ralcorp. Taxes have been provided for in the accompanying consolidated financial statements as if the Company filed its own tax return.

 Revenue Recognition

  Resort revenue primarily consists of revenue from ski operations, lodging, food and beverage operations, conference center operations and other recreational activities and is recognized as services are performed or as goods are sold. Real estate revenue is recognized when consideration has been received, title, possession and other attributes of ownership have been transferred to the buyer and the Company is not obligated to perform significant additional activities after the sale.

                    RALSTON RESORTS, INC. AND SUBSIDIARIES

 Advertising Costs

  Advertising costs are expensed the first time the advertising takes place. Advertising expense for the years ended September 30, 1994, 1995 and 1996 was $4,501,000, $4,571,000 and $5,180,000, respectively.

 Earnings Per Share

  Due to the proposed acquisition of the Company by Vail Resorts, Inc., the Company's historical capital structure is not indicative of its prospective structure upon the closing of the anticipated purchase transaction. Accordingly, historical net income per common share is not considered meaningful and has not been presented herein.

 Adoption of New Accounting Standard

  The Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, during fiscal year 1995. The adoption of this standard did not have a material effect on the Company's consolidated financial statements.

 Reclassifications

  Certain reclassifications have been made to the accompanying financial statements to conform to the current year presentation.

3. RECEIVABLES

  Receivables and the related allowance for doubtful accounts were as follows (in thousands):

                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Trade accounts receivable.................................... $4,353  $6,011
   Miscellaneous receivables....................................  1,064     364
   Allowance for doubtful accounts..............................    (58)    (50)
                                                                 ------  ------
                                                                 $5,359  $6,325
                                                                 ======  ======

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following (in thousands):

                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
   Machinery and equipment.................................. $116,853  $120,449
   Buildings................................................   56,101    55,506
   Land used in operations..................................    9,662     9,600
   Construction in progress.................................    5,371    16,960
                                                             --------  --------
                                                              187,987   202,515
   Less accumulated depreciation............................  (59,325)  (71,515)
                                                             --------  --------
                                                             $128,662  $131,000
                                                             ========  ========

                    RALSTON RESORTS, INC. AND SUBSIDIARIES

5. GOODWILL AND INTANGIBLES

  Goodwill and intangibles consist of the following (in thousands):

                                                                SEPTEMBER 30,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Goodwill................................................... $36,951  $36,951
   Forest service permit......................................   5,010    5,010
   Trademarks and other intangibles...........................   2,993    3,477
                                                               -------  -------
                                                                44,954   45,438
   Less accumulated amortization..............................  (7,025)  (9,261)
                                                               -------  -------
                                                               $37,929  $36,177
                                                               =======  =======

6. LAND HELD FOR DEVELOPMENT

  Included in land held for development at September 30, 1995 and 1996, is approximately $8,900,000 of land subject to an agreement with Keystone/Intrawest L.L.C., a joint venture of the Company. The agreement with Keystone/Intrawest L.L.C. calls for the Company to contribute the land to the joint venture (as a capital contribution) at an agreed upon value of approximately $11,400,000 prior to June 1, 1999.

7. INVESTMENTS IN JOINT VENTURES

  During 1994, the Company formed Keystone/Intrawest L.L.C., which is a joint venture with Intrawest Resorts, Inc., to develop land at the base of the Keystone ski area. The Company contributed land and prepaid tap fees with a historical cost of approximately $18,900,000 for the development as well as certain other funds to the joint venture. The joint venture intends to build condominiums, townhomes, single-family homes and commercial shop space throughout the base of Keystone Mountain using a master development plan over approximately 20 years.

  As real estate development projects are completed, the Company will receive payments for the related land which it previously contributed to the joint venture. Losses are allocated first to the partners to the extent of their capital accounts. Income is first applied to offset prior cumulative allocated losses with subsequent income shared 50/50. The investment in this joint venture is accounted for under the equity method.

  Condensed unaudited financial information for Keystone/Intrawest L.L.C. follows (in thousands):

                                                         AS OF AND FOR THE
                                                      YEAR ENDED SEPTEMBER 30,
                                                     ---------------------------
                                                       1994     1995      1996
                                                     -------- --------  --------
   Assets........................................... $ 26,840 $ 48,417  $ 63,188
   Liabilities......................................      670   12,153    33,959
   Partners' equity.................................   26,170   36,264    29,229
   Gross revenues...................................      381    1,570    27,082
   Gross profit.....................................      204      599     1,927
   Net income (loss)................................       64     (147)    1,474

  Starfire Mountain Homes is a joint venture (in the form of a general partnership) with Focus Keystone I, Ltd. to construct certain condominiums near the base of Keystone Mountain. The development was completed during fiscal 1996, with management of the condominiums turned over to the Company. The Company receives 20% of the income or loss of the joint venture and accounts for the investment under the equity method.

                    RALSTON RESORTS, INC. AND SUBSIDIARIES

8. ACCRUED EXPENSES

  Accrued expenses consist of the following (in thousands):

                                                                  SEPTEMBER 30,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
   Property and use taxes........................................ $3,198 $3,975
   Payroll and payroll related liabilities.......................  2,578  1,765
   Interest payable..............................................    174    172
                                                                  ------ ------
                                                                  $5,950 $5,912
                                                                  ====== ======

9. LONG-TERM DEBT

  Long-term debt consists of the following (in thousands):

                                                             SEPTEMBER 30,
                                                            -----------------
                                                              1995     1996
                                                            --------  -------
   Allocated Ralcorp debt.................................. $100,000  $    --
   Bank of New York, trustee for refunding revenue bonds,
    7.125% to 7.875%, maturing September 1998 to 2010,
    secured by certain assets of the Company...............   23,360   23,360
   National Australia Bank, notes payable, 10.85% to
    11.15%, maturing September 1997-1998, secured by
    certain assets of the Company..........................    4,500    3,000
   Clinton Ditch and Reservoir Company, a related party,
    promissory notes, 6.5%, due in annual installments
    through August 13, 2002................................    2,193    1,936
                                                            --------  -------
                                                             130,053   28,296
   Less current portion....................................   (1,757)  (1,774)
                                                            --------  -------
                                                            $128,296  $26,522
                                                            ========  =======

  The Ralcorp debt represents a Ralcorp revolving credit facility, a portion of which has been allocated by Ralcorp to the Company. The Ralcorp revolving credit facility bears interest at a LIBOR related rate. The original maturity of the debt was in 1999. In March 1996, the maturity date was extended to March 12, 2001. On September 30, 1996, the Ralcorp debt was replaced by a line of credit. See Note 10. Amounts owed under the revolving credit facility are guaranteed, on a joint and several basis, by certain Ralcorp subsidiaries, including the Company.

  Interest expense on the revolving credit facility has been allocated to the Company in the amounts of $2,700,000, $7,100,000 and $6,700,000 for fiscal 1994, 1995 and 1996, respectively, based on Ralcorp's average interest rate and the Company's allocated debt.

  Future payments due on long-term debt as of September 30, 1996 are as follows (in thousands):

              FISCAL
              YEARS
              ------
              1997........................ $ 1,774
              1998........................   3,152
              1999........................     311
              2000........................     331
              2001........................     353
              Thereafter..................  22,375
                                           -------
                                           $28,296
                                           =======

                    RALSTON RESORTS, INC. AND SUBSIDIARIES

10. LINE OF CREDIT

  At September 30, 1996, the Ralcorp debt was replaced by a bank line of credit in contemplation of the acquisition of the Company by Vail Resorts, Inc. The line of credit was established by Ralcorp on behalf of the Company with Boatmen's Bank and bore interest at 8.25% on September 30, 1996, switching to a LIBOR related rate on October 2, 1996. The line of credit is renewable weekly with a final maturity at January 28, 1997. The line of credit is guaranteed by Ralcorp.

11. RELATED PARTY TRANSACTIONS

  Net Transactions with Parent included in the Statement of Changes in Stockholder's Equity represents the net transactions with the Parent related to payroll, employee benefits, insurance premiums and claims, interest, taxes, general corporate overhead and participation in Ralcorp's cash management program. The Company and the Parent do not intend to settle these intercompany amounts and, therefore, they are reflected as part of the permanent equity of the Company.

  Net transactions with Parent consist of the following (in thousands):

                                                    YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------
                                                     1994      1995      1996
                                                   --------  --------  --------
   Cash transfers................................. $ 42,335  $ 34,377  $ 35,387
   Debt and interest allocations..................   46,797    (8,274)   28,772
   Payroll and employee benefits..................  (14,187)  (14,869)  (14,830)
   Income taxes...................................   (6,199)   (3,147)   (5,824)
   Asset transfers................................   (1,624)       --       265
   Allocated overhead.............................     (791)     (373)     (937)
   Pensions.......................................      321       345       381
   Other..........................................    1,223       622       748
                                                   --------  --------  --------
                                                   $ 67,875  $  8,681  $ 43,962
                                                   ========  ========  ========

12. SELF-INSURANCE PLANS

  The Company has a self-insurance plan for employee health benefits. The health insurance plan covers all employees who elect enrollment once eligibility requirements have been met and contains a stop-loss provision to limit the Company's liability to $75,000 per employee. The liability for employee health benefits was $380,000 and $402,000 at September 30, 1995 and 1996, respectively.

  The Company also has a self-insurance plan for workers' compensation approved by the State of Colorado Department of Labor. The Company has a $500,000 retention limit and a $1,600,000 bond to guarantee payment of workers' compensation claims. The liability for workers' compensation was $1,573,000 and $1,272,000 at September 30, 1995 and 1996, respectively.

  The Company has a self-insurance retention limit of $500,000 per occurrence and $2,000,000 in the aggregate for general liability insurance prior to an outside insurance company's coverage. The accrual for general liability insurance was $324,000 at September 30, 1995 and 1996.

                    RALSTON RESORTS, INC. AND SUBSIDIARIES

13. INCOME TAXES

  The Company is included in the consolidated income tax return of Ralcorp. Income taxes have been allocated to the Company as if it were filing a stand-alone return. The components of the provision for income taxes are as follows (in thousands):

                                                      YEAR ENDED SEPTEMBER 30,
                                                     --------------------------
                                                       1994     1995     1996
                                                     -------- -------- --------
Current tax provision
  Federal........................................... $  3,962 $  1,880 $  5,188
  State.............................................      678      332      769
                                                     -------- -------- --------
                                                        4,640    2,212    5,957
                                                     -------- -------- --------
Deferred tax provision (benefit)
  Federal...........................................    1,426      855     (122)
  State.............................................      133       80      (11)
                                                     -------- -------- --------
                                                        1,559      935     (133)
                                                     -------- -------- --------
    Total tax provision............................. $  6,199 $  3,147 $  5,824
                                                     ======== ======== ========

  The following is a reconciliation of the statutory federal income tax rate and the Company's effective income tax rate:

                                                      YEAR ENDED SEPTEMBER 30,
                                                     --------------------------
                                                       1994     1995     1996
                                                     -------- -------- --------
Statutory federal income tax rate...................    35.0%    35.0%    35.0%
State income taxes, net of federal tax benefit......     3.3%     3.3%     3.3%
Nondeductible intangible amortization...............     2.1%     4.5%     2.3%
Nondeductible portion of meals and entertainment....      .5%     1.3%     1.6%
Other...............................................      .1%      .4%      .3%
                                                     -------- -------- --------
Effective income tax rate...........................    41.0%    44.5%    42.5%
                                                     ======== ======== ========

                    RALSTON RESORTS, INC. AND SUBSIDIARIES

  The components of gross deferred tax assets and liabilities are as follows (in thousands):

                                  DEFERRED TAX ASSETS DEFERRED TAX LIABILITIES
                                     SEPTEMBER 30,          SEPTEMBER 30,
                                  ------------------- -------------------------
                                    1995      1996        1995         1996
                                  --------- --------- ------------ ------------
Current:
  Doubtful accounts.............. $      22 $      21 $         -- $         --
  Start-up costs.................        85        81           --           --
  Receivable.....................        --        --           50           80
  Vacation accrual...............        80        89           --           --
  Accrued expenses...............        20        --           --           --
                                  --------- --------- ------------ ------------
                                        207       191           50           80
                                  --------- --------- ------------ ------------
Noncurrent:
  Fixed assets basis
   differences...................        --        --       13,099       12,924
  Intangible assets..............        --        --          576          869
  Accrued pension................       144       548           --           --
  Insurance and other accruals...     1,058       951           --           --
                                  --------- --------- ------------ ------------
                                      1,202     1,499       13,675       13,793
                                  --------- --------- ------------ ------------
    Total deferred taxes......... $   1,409 $   1,690 $     13,725 $     13,873
                                  ========= ========= ============ ============

14. RETIREMENT PLANS

  Ralcorp sponsors a noncontributory defined benefit pension plan which covers certain Company employees. The plan provides retirement benefits based on years of service and final-average or career-average earnings. It is the practice of Ralcorp to fund pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and federal income tax laws. Plan assets consist primarily of investments in a commingled employee benefit trust consisting of marketable equity securities, corporate and government debt securities and real estate.

  The Company's share of the components of net pension cost include the following (in thousands):

                                                  YEAR ENDED SEPTEMBER 30,
                                                 ----------------------------
                                                   1994      1995      1996
                                                 --------  --------  --------
Service cost (benefits earned during the
 period)........................................ $    382  $    412  $    445
Interest cost on projected benefit obligation...      228       232       240
Return on plan assets...........................     (280)     (286)     (295)
Net amortization and deferral...................       (9)      (13)       (9)
                                                 --------  --------  --------
  Net pension cost.............................. $    321  $    345  $    381
                                                 ========  ========  ========

                    RALSTON RESORTS, INC. AND SUBSIDIARIES

  The following table presents the Company's portion of the funded status of the Ralcorp defined benefit plan and amounts recognized in the Company's balance sheet at September 30, 1995 and 1996 (in thousands):

                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1995     1996
                                                              -------  -------
   Actuarial present value of:
     Vested benefits......................................... $(1,530) $(1,848)
     Nonvested benefits......................................    (521)    (629)
                                                              -------  -------
     Accumulated benefit obligation..........................  (2,051)  (2,477)
     Effect of projected future salary increases.............  (1,242)  (1,501)
                                                              -------  -------
     Projected benefit obligation............................  (3,293)  (3,978)
   Plan assets at fair value.................................   3,519    4,308
                                                              -------  -------
   Plan assets in excess of projected benefit obligation.....     226      330
     Unrecognized net gain...................................    (888)  (1,348)
     Unrecognized prior service cost.........................      12        9
     Unrecognized net asset at transition....................     (81)     (70)
                                                              -------  -------
   Accrued pension cost...................................... $  (731) $(1,079)
                                                              =======  =======

  The key actuarial assumptions used in determining net pension cost and the projected benefit obligation were as follows:

                                                             1994   1995   1996
                                                            ------ ------ ------
   Discount rate........................................... 7.875% 7.875% 7.625%
   Rate of future compensation increases................... 5.500% 5.500% 5.250%
   Long-term rate of return on plan assets................. 9.500% 9.500% 9.500%

  The Company also has a 401(k) plan for its employees and certain employees participate in the Ralcorp plan. Matching contributions totaled $577,000, $604,000 and $678,000 for the years ended September 30, 1994, 1995 and 1996, respectively.

15. COMMITMENTS AND CONTINGENCIES

  The Company has aggregate future minimum lease payments under noncancelable operating leases having an initial or remaining term of more than one year as of September 30, 1996 as follows (in thousands):

              FISCAL
              YEARS
              ------
              1997......................... $1,948
              1998.........................  1,780
              1999.........................  1,533
              2000.........................  1,084
              2001.........................  1,022

  The Company is involved in various routine legal proceedings incidental to the conduct of its normal business operations. The Company's management believes that none of these legal proceedings will have a material adverse impact on the financial condition, results of operations, or liquidity of the Company.